Exhibit 99.1

NRG Energy, Inc. Reports Third Quarter Results, Reaffirms 2025 Financial Guidance, and Initiates 2026 Standalone Guidance

•Delivered solid third quarter financial and operational performance, including growth versus prior year across all key financial metrics; reaffirming recently raised 2025 guidance ranges
•Initiating 2026 NRG standalone (without LS Power portfolio) guidance in line with the Company's long-term growth targets
•Expanded long-term retail power agreements for data centers with existing customer to 445 MW
•Closed Texas Energy Fund (TEF) loan agreement for Cedar Bayou 689 MW CCGT facility and received initial disbursement; still aiming to bring 1.5 GW of new generation online through TEF program
•LS Power portfolio acquisition on track for first quarter 2026 closing
•Announcing new $3 billion share repurchase authorization through 2028; expect to complete $1 billion in 2026

HOUSTON—November 6, 2025—NRG Energy, Inc. (NYSE: NRG) today announces financial results for the third quarter ended September 30, 2025, and reports GAAP Net Income of $152 million, GAAP Earnings per Share (EPS) — basic of $0.70, and GAAP Cash Provided by Operating Activities of $484 million. The Company's non-GAAP metrics are Adjusted Net Income of $537 million, Adjusted EPS of $2.78, Adjusted EBITDA of $1,205 million, and Free Cash Flow before Growth Investments (FCFbG) of $828 million for the third quarter of 2025.

“NRG again delivered strong quarterly results demonstrating the strength of our platform,” said Larry Coben, Chair, President, and Chief Executive Officer. “Our customer-focused strategy drives robust results, as we continue to advance our growth initiatives and capitalize on emerging opportunities. As the demand supercycle accelerates, NRG is generating substantial long-term value for shareholders while providing affordable options for the customers and communities we serve.”

Consolidated Financial Results
Table 1:

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	9/30/2025	9/30/2024	9/30/2025	9/30/2024
GAAP Net Income/(Loss)	$152	$(767)	$798	$482
Adjusted Net Incomea b	$537	$434	$1,406	$1,092
GAAP EPS — basic[c]	$0.70	$(3.79)	$3.81	$2.08
Adjusted EPSa d	$2.78	$2.10	$7.17	$5.28
Adjusted EBITDA[a]	$1,205	$1,055	$3,240	$2,887
GAAP Cash Provided by Operating Activities	$484	$31	$1,790	$1,354
Free Cash Flow Before Growth Investments (FCFbG)[a]	$828	$815	$2,035	$1,438
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-1 through A-6 for GAAP reconciliations. Adjusted EPS, Adjusted Net Income, and Adjusted EBITDA exclude fair value adjustments related to derivatives
b Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'; see Appendix tables A-1 through A-4
c GAAP Earnings/(Loss) per Weighted Average Common Share - Basic
d Adjusted EPS calculated based on Adjusted Net Income divided by weighted average number of common shares outstanding - basic

NRG reported a GAAP Net Income of $152 million, an increase of $919 million for the third quarter of 2025 compared to the same period in 2024. This growth was primarily driven by strong operational performance in Texas, as reflected in the Adjusted EBITDA results below. Additionally, the current period benefited from lower unrealized non-cash losses from mark-to-market economic hedges compared to prior year, which was impacted by declining ERCOT power prices and heat rate contraction. Certain economic hedge positions are required to be marked-to-market each period, while the associated customer contracts are not. This accounting treatment can result in temporary unrealized gains or losses that do not reflect the expected economics at settlement. The increase in GAAP Net Income was partially offset by the sale of Airtron in 2024 and the termination of the Cottonwood lease in 2025, along with related impacts from income tax expense versus the prior year tax benefit.

Adjusted Net Income for the third quarter 2025 is $537 million, $103 million higher than prior year, primarily driven by a $150 million increase in Adjusted EBITDA, which includes the financial impacts described in the segment results below. Adjusted EPS is $2.78 for the third quarter 2025, $0.68 higher than prior year.

NRG’s Adjusted EPS and FCFbG results for the first nine months of 2025 compare favorably to last year, primarily due to strong financial and operational performance.

Raised 2025 Guidance
NRG is reaffirming its 2025 guidance, which was raised on September 17, 2025 as follows: Adjusted Net Income guidance to $1,470 - $1,590 million, Adjusted EPS guidance to $7.55 - $8.15, Adjusted EBITDA guidance to $3,875 - $4,025 million, and FCFbG guidance to $2,100 - $2,250 million.

Table 2: Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG Guidance for 2025a

	2025	2025
(In millions, except per share amounts)	Original Guidance	Raised Guidance
Adjusted Net Income	$1,330 - $1,530	$1,470 - $1,590
Adjusted EPS	$6.75 - $7.75	$7.55 - $8.15
Adjusted EBITDA	$3,725 - $3,975	$3,875 - $4,025
FCFbG	$1,975 - $2,225	$2,100 - $2,250
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-8 and A-10 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year.

2025 Capital Allocation
The Company plans to return $1.3 billion to shareholders through share repurchases and approximately $345 million through common stock dividends in 2025, as part of its previously announced 2025 capital allocation plan. Through October 31, 2025, the Company completed $1.1 billion in share repurchases and distributed $258 million in common stock dividends.

On October 8, 2025, NRG closed a $4.9 billion issuance of Senior Unsecured Notes and Senior Secured Notes, with the proceeds to be utilized to fund the cash portion of the anticipated LS Power portfolio acquisition and the repayment of the Senior Secured Notes due in December 2025.

On October 20, 2025, NRG declared a quarterly dividend of $0.44 per common share, or $1.76 per share on an annualized basis. The dividend is payable on November 17, 2025, to common stockholders of record as of November 3, 2025.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

Initiating 2026 Standalone Guidance and Capital Allocation
NRG is initiating 2026 standalone guidance and capital allocation updates as detailed below. This interim view reflects NRG on a standalone basis. The Company will provide a complete guidance and capital allocation update following the close of the LS Power portfolio acquisition.

Table 3: Standalone Adjusted EBITDA and FCFbG Guidance for 2026a

	2025	2025	2026
(In millions)	Original Guidance	Raised Guidance	NRG Standalone Guidance
Adjusted EBITDA	$3,725 - $3,975	$3,875 - $4,025	$3,925 - $4,175
FCFbG	$1,975 - $2,225	$2,100 - $2,250	$1,975 - $2,225
a Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-8 through A-10 for GAAP reconciliations. Adjusted EBITDA excludes fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year.

On October 16, 2025, NRG’s Board of Directors approved a new $3 billion share repurchase authorization to be completed through 2028. The Company expects to complete $1 billion in share repurchases in 2026. The Board also approved an 8% increase of the annual common stock dividend to $1.90 per share, consistent with the Company’s 7-9% long-term growth target.

NRG Strategic Developments
Data Center Update
NRG successfully expanded an existing data center relationship, adding two additional long-term retail power agreements totaling 150 MW in the third quarter. These grid-served data centers will be constructed on NRG-owned sites in PJM, with initial powering expected in 2028 and the facilities to be fully online by the second half of 2032. NRG’s data center retail power agreements with this counterparty now total 445 MW for sites across ERCOT and PJM.

Texas Energy Fund (TEF)
On September 26, 2025, NRG entered into a $562 million loan agreement with the Public Utility Commission of Texas (PUCT) under the TEF for a low-interest rate loan at 3% to support development of its 689 MW (721 MW nameplate) Cedar Bayou generation facility. Initial disbursement of funds occurred in September 2025 and is expected to continue through the projected mid-2028 commercial operations date.

NRG previously executed a loan agreement through the TEF for its TH Wharton facility and has an additional project, Greens Bayou, in TEF due diligence review. Through the TEF program, NRG expects to bring approximately 1.5 GW of new generation to Texas between mid-2026 and mid-2028.

Acquisition of Premier Power Portfolio from LS Power On Track to Close First Quarter 2026
On May 12, 2025, NRG entered into a definitive agreement with LS Power to acquire a power portfolio including 13 GW of natural gas-fired generation facilities and a Commercial & Industrial Virtual Power Plant platform with 6 GW of capacity.

The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions and regulatory approvals including Hart-Scott-Rodino (HSR), Federal Energy Regulatory Commission (FERC), and the New York State Public Service Commission (NYSPSC). All required filings have been submitted.

Segment Results
Table 4: Adjusted EBITDAa

(In millions)	Three Months Ended		Nine Months Ended
Segment	9/30/2025	9/30/2024	9/30/2025	9/30/2024
Texas	$807	$584	$1,618	$1,255
East	107	164	680	724
West/Services/Other[b]	19	50	139	179
Vivint Smart Home	272	257	803	729
Adjusted EBITDA	$1,205	$1,055	$3,240	$2,887
a Adjusted EBITDA is a non-GAAP financial measure; see Appendix tables A-1 through A-4 for GAAP reconciliation of Adjusted EBITDA (by operating segment) to GAAP Net Income (by operating segment). Adjusted EBITDA excludes fair value adjustments related to derivatives
b Includes Corporate activities

Texas: Third quarter 2025 Adjusted EBITDA is $807 million, $223 million higher than the prior year. For the first nine months of 2025, Adjusted EBITDA is $1,618 million, $363 million higher than prior year. The increase for both the quarter and the first nine months is primarily driven by improved margins and supply cost optimization.

East: Third quarter 2025 Adjusted EBITDA is $107 million, $57 million lower than the prior year. For the first nine months of 2025, Adjusted EBITDA is $680 million, $44 million lower than prior year. The decrease for both the quarter and the first nine months is primarily driven by increased supply costs to serve retail load and the retirement of the Indian River facility, partially offset by higher capacity prices for owned generation, and favorable first quarter impact from higher natural gas wholesale margins.

West/Services/Other: Third quarter 2025 Adjusted EBITDA is $19 million, $31 million lower than the prior year. For the first nine months of 2025, Adjusted EBITDA is $139 million, $40 million lower than prior year. These decreases are primarily driven by the sale of Airtron in September 2024 and termination of the Cottonwood lease in May 2025.

Vivint Smart Home: Third quarter 2025 Adjusted EBITDA is $272 million, $15 million higher than the prior year. For the first nine months of 2025, Adjusted EBITDA is $803 million, $74 million higher than prior year. The increase for both the quarter and the first nine months of 2025 is attributable to growth in customer count, driven by record new customer adds and continued strong customer retention, and an increase in monthly recurring service margin per customer.

Liquidity and Capital Resources
Table 5: Corporate Liquidity

(In millions)	9/30/25	12/31/24
Cash and Cash Equivalents	$732	$966
Restricted Cash	30	8
Total	$762	$974
Total availability under revolving credit facility and collective collateral facilities[a]	5,730	4,469
Total liquidity, excluding funds deposited by counterparties	$6,492	$5,443
a Total capacity of Revolving Credit Facility and collective collateral facilities was $8.0 billion and $7.3 billion as of September 30, 2025 and December 31, 2024, respectively

As of September 30, 2025, NRG's unrestricted cash was approximately $0.7 billion, and $5.7 billion was available under the Company’s credit facilities. Total liquidity was $6.5 billion. In October 2025, proceeds from the $4.9 billion debt issuance were held as cash in advance of the anticipated first quarter 2026 closing of the LS Power portfolio acquisition and repayment of the Senior Secured Notes due in December 2025.

Earnings Conference Call
On November 6, 2025, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG Energy, Inc. is leading the future of energy—now. Our solutions power a smarter, brighter future by helping customers achieve today's goals while solving for the challenges of tomorrow. Every day, we deliver innovative natural gas, electricity, and smart home solutions to customers large and small across North America.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the proposed transaction between NRG and LS Power, the expected closing of the transaction and the timing thereof, including receipt of required regulatory approvals and satisfaction of other customary closing conditions, the financing of the proposed transaction, enhancements to NRG's credit profile, synergies, opportunities, anticipated future financial and operational performance, and NRG's future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, the imposition of tariffs and escalation of international trade disputes, the inability to close (or any delay in closing) the proposed acquisition of the portfolio of assets from LS Power (the “Portfolio”), the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement relating to the Portfolio (including the inability to obtain required governmental and regulatory approvals in a timely manner or at all), the inability to obtain financing for the proposed acquisition of the Portfolio, the inability of the combined company to realize expected synergies and benefits of integration (or that it takes longer than expected) which may result in the combined company not operating as effectively as expected, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, the volatility in demand for power and gas, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, the failure of NRG’s expectations regarding load growth to materialize, changes in government or market regulations, the prolonged continuation of the current shutdown of the U.S. federal government, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its supply strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, operational and reputational risks related to the use of artificial intelligence and the adherence to developing laws and regulations related to the use thereof, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, customer origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain customers, the ability to successfully integrate businesses of acquired assets or companies (including the Portfolio), NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, NRG’s ability to execute its capital allocation plan, and the other risks and uncertainties discussed in this release and in our Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the "SEC"). Achieving investment grade credit metrics is not an indication of or guarantee that NRG will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA, cash provided by operating activities, Free Cash Flow before Growth, Adjusted Net Income, and Adjusted EPS guidance are estimates as of November 6, 2025. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the SEC at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts

Media	Investors
Ann Duhon	Brendan Mulhern
713.562.8817	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Revenue
Revenue	$7,635	$7,223	$22,960	$21,311
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	6,241	7,239	18,431	17,229
Depreciation and amortization	360	352	1,030	1,045
Impairment losses	—	—	—	15
Selling, general and administrative costs (excluding amortization of customer acquisition costs of $78, $55, $211 and $144, respectively, which are included in depreciation and amortization shown separately above)	612	645	1,885	1,739
Acquisition-related transaction and integration costs	8	7	59	22
Total operating costs and expenses	7,221	8,243	21,405	20,050
Gain/(loss) on sale of assets	—	208	(7)	209
Operating Income/(Loss)	414	(812)	1,548	1,470
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	1	6	4	13
Other income, net	10	5	26	38
Loss on debt extinguishment	—	—	(10)	(260)
Interest expense	(187)	(213)	(498)	(528)
Total other expense	(176)	(202)	(478)	(737)
Income/(Loss) Before Income Taxes	238	(1,014)	1,070	733
Income tax expense/(benefit)	86	(247)	272	251
Net Income/(Loss)	$152	$(767)	$798	$482
Less: Cumulative dividends attributable to Series A Preferred Stock	17	17	51	51
Net Income/(Loss) Available for Common Stockholders	$135	$(784)	$747	$431
Income/(Loss) per Share
Weighted average number of common shares outstanding — basic	193	207	196	207
Income/(Loss) per Weighted Average Common Share — Basic	$0.70	$(3.79)	$3.81	$2.08
Weighted average number of common shares outstanding — diluted	195	207	201	213
Income/(Loss) per Weighted Average Common Share —Diluted	$0.69	$(3.79)	$3.72	$2.02

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2025	2024	2025	2024
Net Income/(Loss)	$152	$(767)	$798	$482
Other Comprehensive (Loss)/Income
Foreign currency translation adjustments	(4)	6	11	(4)
Defined benefit plans	—	(8)	1	(10)
Other comprehensive (loss)/income	(4)	(2)	12	(14)
Comprehensive Income/(Loss)	$148	$(769)	$810	$468

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$732	$966
Funds deposited by counterparties	323	199
Restricted cash	30	8
Accounts receivable, net	3,332	3,488
Inventory	452	478
Derivative instruments	1,928	2,686
Cash collateral paid in support of energy risk management activities	358	309
Prepayments and other current assets	969	830
Total current assets	8,124	8,964
Property, plant and equipment, net	3,396	2,021
Other Assets
Equity investments in affiliates	48	45
Operating lease right-of-use assets, net	139	151
Goodwill	5,015	5,011
Customer relationships, net	1,294	1,538
Other intangible assets, net	1,137	1,370
Derivative instruments	1,486	1,710
Deferred income taxes	1,855	2,067
Other non-current assets	1,477	1,145
Total other assets	12,451	13,037
Total Assets	$23,971	$24,022

	September 30, 2025	December 31, 2024
(In millions, except share data)	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$777	$996
Current portion of operating lease liabilities	36	66
Accounts payable	2,319	2,513
Derivative instruments	1,880	2,297
Cash collateral received in support of energy risk management activities	323	199
Deferred revenue current	710	711
Accrued expenses and other current liabilities	1,668	2,031
Total current liabilities	7,713	8,813
Other Liabilities
Long-term debt and finance leases	11,155	9,812
Non-current operating lease liabilities	143	117
Derivative instruments	1,125	1,107
Deferred income taxes	12	12
Deferred revenue non-current	942	862
Other non-current liabilities	911	821
Total other liabilities	14,288	12,731
Total Liabilities	22,001	21,544
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at September 30, 2025 and December 31, 2024, aggregate liquidation preference of $650; at September 30, 2025 and December 31, 2024	650	650
Common stock; $0.01 par value; 500,000,000 shares authorized; 199,704,187 and 205,064,058 shares issued and 192,255,304 and 198,604,003 shares outstanding at September 30, 2025 and December 31, 2024, respectively	2	2
Additional paid-in-capital	166	705
Retained earnings	2,002	1,535
Treasury stock, at cost; 7,448,883 shares and 6,460,055 shares at September 30, 2025, and December 31, 2024, respectively	(745)	(297)
Accumulated other comprehensive loss	(105)	(117)
Total Stockholders' Equity	1,970	2,478
Total Liabilities and Stockholders' Equity	$23,971	$24,022

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
(In millions)	2025	2024
Cash Flows from Operating Activities
Net Income	$798	$482
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property, plant and equipment and amortization of customer relationships and other intangible assets	667	814
Amortization of capitalized contract costs	363	231
Accretion of asset retirement obligations	22	29
Provision for credit losses	201	228
Amortization of financing costs and debt discounts	24	32
Loss on debt extinguishment	10	260
Amortization of in-the-money contracts and emissions allowances	75	83
Amortization of unearned equity compensation	83	82
Net loss/(gain) on sale of assets and disposal of assets	7	(197)
Gain on proceeds from insurance recoveries for property, plant and equipment, net	(100)	—
Impairment losses	—	15
Changes in derivative instruments	447	268
Changes in current and deferred income taxes and liability for uncertain tax benefits	209	134
Changes in collateral deposits in support of risk management activities	76	(80)
Equity in and distributions from earnings of unconsolidated affiliates	(2)	(6)
Changes in other working capital	(1,090)	(1,021)
Cash provided by operating activities	$1,790	$1,354
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets	$(591)	$(33)
Capital expenditures	(849)	(286)
Net purchases of emissions allowances	(6)	(16)
Proceeds from sales of assets	6	495
Proceeds from insurance recoveries for property, plant and equipment, net	100	3
Cash (used)/provided by investing activities	$(1,340)	$163
Cash Flows from Financing Activities
Payments of dividends to preferred and common stockholders	$(326)	$(322)
Equivalent shares purchased in lieu of tax withholdings	(86)	(45)
Payments for share repurchase activity and excise tax	(958)	(316)
Payment for settlement of capped call options(a)	(292)	—
Net receipts/(payments) from settlement of acquired derivatives that include financing elements	51	(2)
Proceeds from issuance of long-term debt	1,375	875
Payments of deferred financing costs	(55)	(13)
Repayments of long-term debt and finance leases	(249)	(960)
Payments for debt extinguishment costs	—	(258)
Proceeds from credit facilities	1,575	1,050
Repayments to credit facilities	(1,575)	(1,050)
Cash used by financing activities	$(540)	$(1,041)
Effect of exchange rate changes on cash and cash equivalents	2	1
Net (Decrease)/Increase in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(88)	477
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	1,173	649
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$1,085	$1,126
(a)Includes $16 million of payments for shares received from the exercise of the Capped Call Options

Appendix Table A-1: Third Quarter 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [5,6]	Earnings Per Share, Diluted [5,6]
Net Income/(Loss) Available for Common Stockholders	$287	$124	$(16)	$57	$(317)	$135	$0.70	$0.69
Cumulative dividends attributable to Series A Preferred Stock					17	17	0.09	0.09
Net Income/(Loss)	$287	$124	$(16)	$57	$(300)	$152	$0.79	$0.78
Plus:
Interest expense, net	—	—	—	—	177	177	0.92	0.91
Income tax expense	—	—	—	—	86	86	0.45	0.44
Depreciation and amortization	95	37	10	207	11	360	1.87	1.85
ARO expense/(gain)	3	(1)	—	—	—	2	0.01	0.01
Contract and emission credit amortization, net	7	4	3	—	—	14	0.07	0.07
Stock-based compensation	6	4	1	10	—	21	0.11	0.11
Acquisition and divestiture integration and transaction costs	—	—	—	1	7	8	0.04	0.04
Cost to achieve	—	—	—	—	2	2	0.01	0.01
Deactivation costs	2	6	—	—	—	8	0.04	0.04
Other and non-recurring charges	—	(2)	2	(3)	2	(1)	(0.01)	(0.01)
Mark to market (MtM) loss/(gain) on economic hedges[1]	407	(65)	34	—	—	376	1.95	1.93
Adjusted EBITDA	$807	$107	$34	$272	$(15)	$1,205	$6.24	$6.18
Adjusted interest expense, net[2]	—	—	—	—	(178)	(178)	(0.92)	(0.91)
Depreciation and amortization	(95)	(37)	(10)	(207)	(11)	(360)	(1.87)	(1.85)
Adjusted Income before income taxes	712	70	24	65	(204)	667	3.46	3.42
Adjusted income tax expense[3]	—	—	—	—	(113)	(113)	(0.59)	(0.58)
Adjusted Net Income before Preferred Stock dividends	712	70	24	65	(317)	554	2.87	2.84
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.09)	(0.09)
Adjusted Net Income[4]	$712	$70	$24	$65	$(334)	$537	$2.78	$2.75
1 Loss of $376 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in Texas due to reversal of previously recognized unrealized gains on contracts that settled during the period and in West due to decreases in CAISO power prices
2 Excludes mark-to-market gain on interest hedges of $1 million
3 Income tax calculated using Adjusted effective tax rate (ETR) on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
4 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
5 Items may not sum due to rounding
6 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 193 million and on weighted average number of common shares outstanding - diluted of 195 million for the three months ended September 30, 2025

Third Quarter 2025 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$3,379	$3,001	$709	$532	$(21)	$7,600
Cost of fuel, purchased power and other cost of sales[2]	2,050	2,611	608	56	(7)	5,318
Economic gross margin	1,329	390	101	476	(14)	2,282
Operations & maintenance and other cost of operations[3]	266	135	27	65	(5)	488
Selling, marketing, general and administrative[4]	256	148	43	139	4	590
Other	—	—	(3)	—	2	(1)
Adjusted EBITDA	$807	$107	$34	$272	$(15)	$1,205
Adjusted interest expense, net[5]	—	—	—	—	(178)	(178)
Depreciation and amortization	(95)	(37)	(10)	(207)	(11)	(360)
Adjusted Income before income taxes	712	70	24	65	(204)	667
Adjusted income tax expense[5]	—	—	—	—	(113)	(113)
Adjusted Net Income before Preferred Stock dividends	712	70	24	65	(317)	554
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[5]	$712	$70	$24	$65	$(334)	$537
Weighted average number of common shares outstanding - basic						193
Adjusted EPS						$2.78
1 Excludes MtM gain of $(34) million and contract amortization of $(1) million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $8 million, ARO expense of $2 million, stock-based compensation of $2 million and other and non-recurring charges of $(2) million
4 Excludes stock-based compensation of $19 million, cost to achieve of $2 million and other and non-recurring charges of $1 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$7,635	$(1)	$(34)	$—	$—	$7,600	—	$7,600
Cost of operations (excluding depreciation and amortization shown below)[1]	5,743	(15)	(410)	—	—	5,318	—	5,318
Depreciation and Amortization	360	(360)	—	—	—	—	360	360
Gross margin	1,532	374	376	—	—	2,282	(360)	1,922
Operations & maintenance and other cost of operations	498	—	—	(8)	(2)	488	—	488
Selling, marketing, general & administrative	612	—	—	—	(22)	590	—	590
Other	270	(263)	—	—	(8)	(1)	291	290
Net Income/(Loss)	$152	$637	$376	$8	$32	$1,205	$(651)	$554
Less: Cumulative dividends attributable to Series A Preferred Stock	17				(17)	—	17	17
Net Income available for common stockholders	$135	$637	$376	$8	$49	$1,205	$(668)	$537
1 Excludes operations & maintenance and other cost of operations of $498 million

2 Other adj. includes stock-based compensation of $21 million, acquisition and divestiture integration and transaction costs of $8 million, ARO expense of $2 million, cost to achieve of $2 million and other and non-recurring charges of $(1) million
3 Other includes adjusted interest expense, net of $178 million and adjusted income tax expense of $113 million
4 See previous table for details

Appendix Table A-2: Third Quarter 2024 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net (Loss)/Income Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [6,7]	Earnings Per Share, Diluted [6,7]
Net (Loss)/Income Available for Common Stockholders	$(1,055)	$90	$155	$37	$(11)	$(784)	$(3.79)	$(3.79)
Cumulative dividends attributable to Series A Preferred Stock					17	17	0.08	0.08
Net (Loss)/Income	$(1,055)	$90	$155	$37	$6	$(767)	$(3.71)	$(3.71)
Plus:
Interest expense, net	—	—	—	—	205	205	0.99	0.97
Income tax (benefit)	—	—	—	—	(247)	(247)	(1.19)	(1.17)
Depreciation and amortization	81	39	23	198	11	352	1.70	1.66
ARO expense	11	14	1	—	—	26	0.13	0.12
Contract and emission credit amortization, net	5	(4)	4	—	—	5	0.02	0.02
Stock-based compensation	6	2	2	15	—	25	0.12	0.12
Acquisition and divestiture integration and transaction costs	—	—	—	1	8	9	0.04	0.04
Cost to achieve	—	—	—	—	6	6	0.03	0.03
Deactivation costs	—	4	—	—	—	4	0.02	0.02
(Gain) on sale of assets	—	—	(208)	—	—	(208)	(1.00)	(0.98)
Other and non-recurring charges	(1)	10	2	6	(2)	15	0.07	0.07
Mark to market (MtM) loss on economic hedges[1]	1,537	9	84	—	—	1,630	7.87	7.69
Dilutive impact adjustment on Net (Loss) Available for Common Stockholders[2]								0.09
Adjusted EBITDA	$584	$164	$63	$257	$(13)	$1,055	$5.10	$4.98
Adjusted interest expense, net[3]	—	—	—	—	(156)	(156)	(0.75)	(0.74)
Depreciation and amortization	(81)	(39)	(23)	(198)	(11)	(352)	(1.70)	(1.66)
Adjusted Income before income taxes	503	125	40	59	(180)	547	2.64	2.58
Adjusted income tax expense[4]	—	—	—	—	(96)	(96)	(0.47)	(0.45)
Adjusted Net Income before Preferred Stock dividends	503	125	40	59	(276)	451	2.18	2.13
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.08)	(0.08)
Adjusted Net Income[5]	$503	$125	$40	$59	$(293)	$434	$2.10	$2.05
1 Loss of $1,630 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in Texas due to declining ERCOT power prices and heat rate contraction
2 Includes the potential dilutive impacts of the Convertible Senior Notes of 3 million shares and equity compensation of 2 million shares for the three months ended September 30, 2024. Under GAAP when there is a net loss, dilutive securities are not included in the diluted share count as they are anti-dilutive. As
Adjusted Net Income is in an income position and not a loss position, this line item reflects the impact of the anti-dilutive securities as if they were dilutive
3 Excludes mark-to-market loss on interest hedges of $49 million
4 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
5 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
6 Items may not sum due to rounding
7 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 207 million and on weighted average number of common shares outstanding - diluted of 212 million as if they were dilutive for the three months ended September 30, 2024

Third Quarter 2024 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$3,301	$2,606	$828	$499	$(11)	$7,223
Cost of fuel, purchased power and other cost of sales[2]	2,222	2,166	651	37	(5)	5,071
Economic gross margin	1,079	440	177	462	(6)	2,152
Operations & maintenance and other cost of operations[3]	240	119	64	66	2	491
Selling, marketing, general & administrative[4]	255	154	64	138	3	614
Other	—	3	(14)	1	2	(8)
Adjusted EBITDA	$584	$164	$63	$257	$(13)	$1,055
Adjusted interest expense, net[5]	—	—	—	—	(156)	(156)
Depreciation and amortization	(81)	(39)	(23)	(198)	(11)	(352)
Adjusted Income before income taxes	503	125	40	59	(180)	547
Adjusted income tax expense[5]	—	—	—	—	(96)	(96)
Adjusted Net Income before Preferred Stock dividends	503	125	40	59	(276)	451
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[5]	$503	$125	$40	$59	$(293)	$434
Weighted average number of common shares outstanding - basic						207
Adjusted EPS						$2.10
1 Excludes MtM gain of $(8) million and contract amortization of $8 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $26 million, other and non-recurring charges of $10 million, deactivation costs of $4 million and stock-based compensation of $2 million
4 Excludes stock-based compensation of $23 million, cost to achieve of $6 million, acquisition and divestiture integration and transaction costs of $3 million and other and non-recurring charges of $(1) million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$7,223	$8	$(8)	$—	$—	$7,223	$—	$7,223
Cost of operations (excluding depreciation and amortization shown below)[1]	6,706	3	(1,638)	—	—	5,071	—	5,071
Depreciation and amortization	352	(352)	—	—	—	—	352	352
Gross margin	165	357	1,630	—	—	2,152	(352)	1,800
Operations & maintenance and other cost of operations	533	—	—	(4)	(38)	491	—	491
Selling, marketing, general & administrative	645	—	—	—	(31)	614	—	614
Other	(246)	42	—	—	196	(8)	252	244
Net (Loss)/Income	$(767)	$315	$1,630	$4	$(127)	$1,055	$(604)	$451
Less: Cumulative dividends attributable to Series A Preferred Stock	17				(17)	—	17	17
Net (Loss)/Income available for common stockholders	$(784)	$315	$1,630	$4	$(110)	$1,055	$(621)	$434
1 Excludes operations & maintenance and other cost of operations of $533 million

2 Other adj. includes ARO expense of $26 million, stock-based compensation of $25 million, and other and non-recurring charges of $15 million, acquisition and divestiture integration and transaction costs of $9 million, cost to achieve of $6 million and gain on sale of assets of $(208) million
3 Other includes adjusted interest expense, net of $156 million and adjusted income tax expense of $96 million
4 See previous table for details

Appendix Table A-3: YTD Third Quarter 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [7,8]	Earnings Per Share, Diluted [7,8]
Net Income/(Loss) Available for common stockholders	$1,006	$482	$193	$(5)	$(929)	$747	$3.81	$3.72
Cumulative Dividends attributable to Series A Preferred Stock					51	51	0.26	0.25
Net Income/(Loss)	$1,006	$482	$193	$(5)	$(878)	$798	$4.07	$3.97
Plus:
Interest expense, net	—	—	—	—	467	467	2.38	2.32
Income tax expense	—	—	—	—	272	272	1.39	1.35
Loss on debt extinguishment	—	—	—	—	10	10	0.05	0.05
Depreciation and amortization	271	110	34	582	33	1,030	5.26	5.12
ARO expense	21	1	—	—	—	22	0.11	0.11
Contract and emission credit amortization, net	11	31	5	—	—	47	0.24	0.23
Stock-based compensation[1]	24	11	3	38	—	76	0.39	0.38
Acquisition and divestiture integration and transaction costs[1]	—	—	—	2	57	59	0.30	0.29
Cost to achieve[1]	—	—	—	—	9	9	0.05	0.04
Deactivation costs	10	13	—	—	—	23	0.12	0.11
Loss on sale of assets	—	—	7	—	—	7	0.04	0.03
Other and non-recurring charges[2]	(100)	(2)	7	186	1	92	0.47	0.46
Mark to market (MtM) loss/(gain) on economic hedges[3]	375	34	(81)	—	—	328	1.67	1.63
Adjusted EBITDA	$1,618	$680	$168	$803	$(29)	$3,240	$16.53	$16.12
Adjusted Interest expense, net[4]					(454)	(454)	(2.32)	(2.26)
Depreciation and amortization	(271)	(110)	(34)	(582)	(33)	(1,030)	(5.26)	(5.12)
Adjusted Income before income taxes	1,347	570	134	221	(516)	1,756	8.96	8.74
Adjusted income tax expense[5]	—	—	—	—	(299)	(299)	(1.53)	(1.49)
Adjusted Net Income before Preferred Stock dividends	1,347	570	134	221	(815)	1,457	7.43	7.25
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)	(0.26)	(0.25)
Adjusted Net Income[6]	$1,347	$570	$134	$221	$(866)	$1,406	$7.17	$7.00
1 Stock-based compensation of $6 million is reflected in acquisition and divestiture integration and transaction costs and $1 million is reflected in cost to achieve
2 Includes $(100) million of property insurance proceeds and $181 million of reserves for legal matters
3 Loss of $328 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in Texas due to reversal of previously recognized unrealized gains on contracts that settled during the period partially offset by increases in ERCOT power prices
4 Excludes mark-to-market loss on interest hedges of $13 million
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
6Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 196 million and on weighted average number of common shares outstanding - diluted of 201 million for the nine months ended September 30, 2025

YTD Third Quarter 2025 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$8,661	$10,336	$2,483	$1,530	$(64)	$22,946
Cost of fuel, purchased power and other cost of sales[2]	5,594	8,838	2,074	143	(23)	16,626
Economic gross margin	3,067	1,498	409	1,387	(41)	6,320
Operations & maintenance and other cost of operations[3]	792	387	122	183	(18)	1,466
Selling, general and administrative costs[4]	656	436	128	401	4	1,625
Other	1	(5)	(9)	—	2	(11)
Adjusted EBITDA	$1,618	$680	$168	$803	$(29)	$3,240
Adjusted interest expense, net[5]	—	—	—	—	(454)	(454)
Depreciation and amortization	(271)	(110)	(34)	(582)	(33)	(1,030)
Adjusted Income before income taxes	1,347	570	134	221	(516)	1,756
Adjusted income tax expense[5]	—	—	—	—	(299)	(299)
Adjusted Net Income before Preferred Stock dividends	1,347	570	134	221	(815)	1,457
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)
Adjusted Net Income[5]	$1,347	$570	$134	$221	$(866)	$1,406
Weighted average number of common shares outstanding - basic	—	—	—	—	—	196
Adjusted EPS						$7.17
1 Excludes MtM gain of $(18) million and contract amortization of $4 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $23 million, ARO expense of $22 million, stock-based compensation of $6 million and other and non-recurring charges of $(101) million
4 Excludes other and non-recurring charges of $181 million, stock-based compensation of $70 million and cost to achieve of $9 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$22,960	$4	$(18)	$—	$—	$22,946	$—	$22,946
Cost of operations (excluding depreciation and amortization shown below)[1]	17,015	(43)	(346)	—	—	16,626	—	16,626
Depreciation and Amortization	1,030	(1,030)	—	—	—	—	1,030	1,030
Gross margin	4,915	1,077	328	—	—	6,320	(1,030)	5,290
Operations & maintenance and other cost of operations	1,416	—	—	(23)	73	1,466	—	1,466
Selling, general and administrative costs	1,885	—	—	—	(260)	1,625	—	1,625
Other	816	(739)	—	—	(88)	(11)	753	742
Net Income/(Loss)	$798	$1,816	$328	$23	$275	$3,240	$(1,783)	$1,457
Less: Cumulative dividends attributable to Series A Preferred Stock	51				(51)	—	51	51
Net Income available for common stockholders	$747	$1,816	$328	$23	$326	$3,240	$(1,834)	$1,406
1 Excludes operations & maintenance and other cost of operations of $1,416 million

2 Other adj. includes other and non-recurring charges of $92 million, stock-based compensation of $76 million, acquisition and divestiture integration and transaction costs of $59 million, ARO expense of $22 million, loss on debt extinguishment of $10 million, cost to achieve of $9 million and loss on sale of assets of $7 million
3 Other includes adjusted interest expense, net of $454 million and adjusted income tax expense of $299 million
4 See previous table for details

Appendix Table A-4: YTD Third Quarter 2024 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [7,8]	Earnings Per Share, Diluted [7,8]
Net Income/(Loss) Available for Common Stockholders	$261	$1,119	$90	$102	$(1,141)	$431	$2.08	$2.02
Cumulative dividends attributable to Series A Preferred Stock					51	51	0.25	0.24
Net Income/(Loss)	$261	$1,119	$90	$102	$(1,090)	$482	$2.33	$2.26
Plus:
Interest expense, net	—	—	—	—	486	486	2.35	2.28
Income tax expense	—	—	—	—	251	251	1.21	1.18
Loss on debt extinguishment	—	—	—	—	260	260	1.26	1.22
Depreciation and amortization	240	117	96	561	31	1,045	5.05	4.91
ARO expense	15	13	1	—	—	29	0.14	0.14
Contract and emission credit amortization, net	7	54	7	—	—	68	0.33	0.32
Stock-based compensation[1]	20	9	4	46	—	79	0.38	0.37
Acquisition and divestiture integration and transaction costs[1]	—	—	—	9	18	27	0.13	0.13
Cost to achieve[1]	—	—	—	—	23	23	0.11	0.11
Deactivation costs	—	13	2	—	—	15	0.07	0.07
Loss/(gain) on sale of assets[2]	4	—	(208)	—	—	(204)	(0.99)	(0.96)
Other and non-recurring charges	1	9	15	11	(8)	28	0.14	0.13
Impairments	—	—	15	—	—	15	0.07	0.07
Mark to market (MtM) loss/(gain) on economic hedges[3]	707	(610)	186	—	—	283	1.37	1.33
Adjusted EBITDA	$1,255	$724	$208	$729	$(29)	$2,887	$13.95	$13.55
Adjusted interest expense, net[4]	—	—	—	—	(455)	(455)	(2.20)	(2.14)
Depreciation and amortization	(240)	(117)	(96)	(561)	(31)	(1,045)	(5.05)	(4.91)
Adjusted Income before income taxes	1,015	607	112	168	(515)	1,387	6.70	6.51
Adjusted income tax expense[5]	—	—	—	—	(244)	(244)	(1.18)	(1.15)
Adjusted Net Income before Preferred Stock dividends	1,015	607	112	168	(759)	1,143	5.52	5.37
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)	(0.25)	(0.24)
Adjusted Net Income[6]	$1,015	$607	$112	$168	$(810)	$1,092	$5.28	$5.13
1 Stock-based compensation of $2 million is reflected in cost to achieve and $1 million is reflected in acquisition and divestiture integration and transaction costs
2 Excludes sale of land not associated with a generating asset
3 Loss of $283 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges due to decreases in power prices
4 Excludes mark-to-market loss on interest hedges of $31 million
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 207 million and on weighted average number of common shares outstanding - diluted of 213 million for the nine months ended September 30, 2024

YTD Third Quarter 2024 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$8,297	$8,655	$2,950	$1,434	$(32)	$21,304
Cost of fuel, purchased power and other cost of sales[2]	5,683	7,176	2,421	108	(17)	15,371
Economic gross margin	2,614	1,479	529	1,326	(15)	5,933
Operations & maintenance and other cost of operations[3]	754	327	177	178	3	1,439
Selling, marketing, general & administrative[4]	604	426	182	419	6	1,637
Other	1	2	(38)	—	5	(30)
Adjusted EBITDA	$1,255	$724	$208	$729	$(29)	$2,887
Adjusted interest expense, net[5]	—	—	—	—	(455)	(455)
Depreciation and amortization	(240)	(117)	(96)	(561)	(31)	(1,045)
Adjusted Income before income taxes	1,015	607	112	168	(515)	1,387
Adjusted income tax expense[5]	—	—	—	—	(244)	(244)
Adjusted Net Income before Preferred Stock dividends	1,015	607	112	168	(759)	1,143
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)
Adjusted Net Income[5]	$1,015	$607	$112	$168	$(810)	$1,092
Weighted average number of common shares outstanding - basic						207
Adjusted EPS						$5.28
1 Excludes MtM gain of $(32) million and contract amortization of $25 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $29 million, deactivation costs of $15 million, other and non-recurring charges of $10 million and stock-based compensation of $7 million
4 Excludes stock-based compensation of $72 million, cost to achieve of $23 million, acquisition and divestiture integration and transaction costs of $5 million and other and non-recurring charges of $2 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$21,311	$25	$(32)	$—	$—	$21,304	$—	$21,304
Cost of operations (excluding depreciation and amortization shown below)[1]	15,729	(43)	(315)	—	—	15,371	—	15,371
Depreciation and Amortization	1,045	(1,045)	—	—	—	—	1,045	1,045
Gross margin	4,537	1,113	283	—	—	5,933	(1,045)	4,888
Operations & maintenance and Other cost of operations	1,500	—	—	(15)	(46)	1,439	—	1,439
Selling, marketing, general & administrative	1,739	—	—	—	(102)	1,637	—	1,637
Other	816	(737)	—	—	(109)	(30)	699	669
Net Income/(Loss)	$482	$1,850	$283	$15	$257	$2,887	$(1,744)	$1,143
Less: Cumulative dividends attributable to Series A Preferred Stock	51				(51)	—	51	51
Net Income available for common stockholders	$431	$1,850	$283	$15	$308	$2,887	$(1,795)	$1,092
1 Excludes operations & maintenance and other cost of operations of $1,500 million

2 Other adj. includes loss on debt extinguishment of $260 million, stock-based compensation costs of $79 million, ARO expense of $29 million, other and non-recurring charges of $28 million, acquisition and divestiture integration and transaction costs of $27 million, cost to achieve of $23 million, impairments of $15 million and gain on sale of assets of $(204) million
3 Other includes adjusted interest expense, net of $455 million and adjusted income tax expense of $244 million
4 See previous table for details

Appendix Table A-5: Three Months Ended September 30, 2025 and 2024 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Three Months Ended
(In millions)	9/30/25	9/30/24
Adjusted EBITDA	$1,205	$1,055
Interest payments, net	(181)	(177)
Income tax payments	—	(8)
Gross capitalized contract costs	(301)	(259)
Collateral/working capital/other assets and liabilities	(239)	(580)
Cash provided by operating activities	484	31
Net receipts from settlement of acquired derivatives that include financing elements	13	10
Acquisition and divestiture integration and transaction costs[1]	18	28
Adjustment for change in collateral	121	740
Other[2]	205	19
Adjusted cash provided by operating activities	841	828
Maintenance capital expenditures, net	(67)	(55)
Environmental capital expenditures	(7)	(7)
Cost of acquisition	61	49
Free Cash Flow before Growth Investments (FCFbG)	$828	$815

1 Three months ended 9/30/25 includes from Table A-1 $8 million acquisition and divestiture integration and transaction costs, $2 million cost to achieve payments and additional $8 million cash costs from prior quarters’ accruals; three months ended 9/30/24 includes from Table A-2 $9 million acquisition and divestiture integration and transaction costs, $6 million cost to achieve payments, and $13 million cash costs of other and non-recurring charges
2 Three months ended 9/30/25 includes payment of $224 million for the satisfaction of the CPI legal matter; three months ended 9/30/24 includes $18 million of GenOn pension payments

Appendix Table A-6: Nine Months Ended September 30, 2025 and 2024 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Nine Months Ended
(In millions)	9/30/25	9/30/24
Adjusted EBITDA	$3,240	$2,887
Interest payments, net	(422)	(452)
Income tax payments	(60)	(114)
Gross capitalized contract costs	(787)	(698)
Collateral/working capital/other assets and liabilities	(181)	(269)
Cash provided by operating activities	1,790	1,354
Net receipts/(payments) from settlement of acquired derivatives that include financing elements	51	(2)
Acquisition and divestiture integration and transaction costs[1]	59	63
Adjustment for change in collateral	(76)	80
Other[2]	209	28
Adjusted cash provided by operating activities	2,033	1,523
Maintenance capital expenditures, net[3]	(119)	(178)
Environmental capital expenditures	(26)	(15)
Cost of acquisition	147	108
Free Cash Flow before Growth Investments (FCFbG)	$2,035	$1,438
1 Nine months ended 9/30/25 includes from Table A-3 $59 million acquisition and divestiture integration and transaction costs, $9 million cost to achieve payments and excludes $9 million non-cash acquisition costs and non-cash stock-based compensation; nine months ended 9/30/24 includes from Table A-4 $27 million acquisition and divestiture integration and transaction costs, $23 million cost to achieve payments, $16 million of other and non-recurring charges, and excludes $3 million non-cash stock-based compensation
2 Nine months ended 9/30/25 includes payment of $224 million for the satisfaction of the CPI legal matter; nine months ended 9/30/24 includes $18 million of GenOn pension payments
3 Nine months ended 9/30/25 is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $100 million; nine months ended 9/30/24 is presented net of W.A. Parish Unit 8 insurance recoveries related to the property, plant and equipment of $3 million

Appendix Table A-7: Nine Months Ended September 30, 2025 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the nine months ended September 30, 2025:

(In millions)	Nine months ended September 30, 2025
Sources:
Adjusted cash provided by operating activities	$2,033
Proceeds from issuance of long-term debt	1,375
Change in availability under revolving credit facility and collective collateral facilities	1,261
Proceeds from sales of assets	6
Uses:
Payments for share repurchase activity	(958)
Investments and integration capital expenditures	(604)
Payments for acquisitions of businesses and assets	(591)
Payments of dividends to preferred and common stockholders	(326)
Payment for settlement of capped call options	(292)
Repayments of long-term debt and finance leases	(249)
Maintenance and environmental capital expenditures, net[1]	(145)
Equivalent shares purchased in lieu of tax withholdings	(86)
Acquisition and divestiture integration and transaction costs[2]	(59)
Payments of deferred financing costs	(55)
Cash collateral paid in support of energy risk management activities	(49)
Net purchases of emission allowances	(6)
Other[3]	(206)
Change in Total Liquidity	$1,049
1 Is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $100 million
2 Includes from Table A-3 $59 million acquisition and divestiture integration and transaction costs, $9 million cost to achieve payments and excludes $9 million non-cash acquisition costs and non-cash stock-based compensation
3 Includes payment of $224 million for the satisfaction of the CPI legal matter

Appendix Table A-8: 2025 Guidance Reconciliations
The following table summarizes the 2025 Original and Raised Guidance calculations of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income:

	2025	2025
(In millions, except per share amounts)	Original Guidance[7]	Raised Guidance[7]
Net Income[1]	$1,025 - $1,225	$1,080 - $1,200
Interest expense, net	635	625
Income tax expense[2]	390 - 440	355 - 385
Depreciation and amortization	1,400	1,400
ARO expense	25	30
Stock-based compensation	100	100
Acquisition and divestiture integration and transaction costs	20	75
Other[3]	130	210
Adjusted EBITDA	$3,725 - $3,975	$3,875 - $4,025
Adjusted interest expense, net[4]	(635)	(625)
Depreciation and amortization	(1,400)	(1,400)
Adjusted Income before income taxes	$1,690 - $1,940	$1,850 - $2,000
Adjusted income tax expense[5]	(293) - (343)	(313) - (343)
Adjusted Net Income before Preferred Stock dividends	$1,397 - $1,597	$1,537 - $1,657
Cumulative dividends attributable to Series A Preferred Stock	(67)	(67)
Adjusted Net Income[6]	$1,330 - $1,530	$1,470 - $1,590
Weighted average number of common shares outstanding - basic	197	195
Adjusted EPS	$6.75 - $7.75	$7.55 - $8.15
1 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Represents anticipated GAAP income tax
3 Includes adjustments for sale of assets, deactivation costs, and other and non-recurring charges; 2025 Raised Guidance includes, within other and non-recurring charges, $(100) million of property insurance proceeds and $180 million of reserves for legal matters
4 Excludes mark-to-market gains/losses on interest hedges
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding

Appendix Table A-9: 2026 NRG Standalone Guidance Reconciliation
The following table summarizes the 2026 NRG Standalone Guidance calculation of Adjusted EBITDA and provides a reconciliation from Net Income:

2026
(In millions)	NRG Standalone Guidance
Net Income[1]	$1,120 - $1,320
Interest expense, net	675
Income tax expense[2]	395 - 445
Depreciation and amortization	1,495
ARO expense	30
Stock-based compensation	105
Acquisition and divestiture integration and transaction costs	10
Other[3]	95
Adjusted EBITDA	$3,925 - $4,175
1 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Represents anticipated GAAP income tax
3 Includes adjustments for sale of assets, deactivation costs, and other and non-recurring charges

Appendix Table A-10: 2025 and 2026 NRG Standalone Guidance Reconciliations
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	2025	2025	2026
(In millions)	Original Guidance	Raised Guidance	NRG Standalone Guidance
Adjusted EBITDA	$3,725 - $3,975	$3,875 - $4,025	$3,925 - $4,175
Interest payments, net[1]	(610)	(550)	(655)
Income tax payments[2]	(125)	(125)	(200) - (250)
Gross capitalized contract costs	(895)	(930)	(955)
Working capital/other assets and liabilities[3]	(10)	(85)	35
Cash provided by operating activities[4]	$2,085 - $2,335	$2,185 - $2,335	$2,150 - $2,350
Acquisition and other costs[3]	35	100	10
Adjusted cash provided by operating activities	$2,120 - $2,370	$2,285 - $2,435	$2,160 - $2,360
Maintenance capital expenditures, net[5]	(240) - (260)	(280) - (300)	(315) - (335)
Environmental capital expenditures	(20) - (30)	(40) - (50)	(10) - (20)
Cost of acquisition	130	150	180
Free Cash Flow before Growth Investments (FCFbG)	$1,975 - $2,225	$2,100 - $2,250	$1,975 - $2,225

1 2025 Original Guidance includes Interest payments, net represents Interest expense, net of $(635) million on Appendix Table A-8 plus $25 million accrued interest expense not yet paid; 2025 Raised Guidance includes Interest payments, net represents Interest expense, net of $(625) million on Appendix Table A-8 plus $75 million accrued interest expense not yet paid; 2026 Guidance includes Interest payments, net represents Interest expense, net of $(675) million on Appendix Table A-9 plus $20 million accrued interest expense not yet paid
2 2025 Original Guidance includes Income tax payments, net represents Adjusted income tax expense of $(390) million – $(440) million on Appendix Table A-8 plus $265 million – $315 million accrued income tax expense not yet paid; 2025 Raised Guidance includes Income tax payments, net represents Adjusted income tax expense of $(355) million – $(385) million on Appendix Table A-8 plus $230 million – $260 million accrued income tax expense not yet paid; 2026 Guidance includes Income tax payments, net represents Adjusted income tax expense of $(395) million – $(445) million on Appendix Table A-9 plus $195 million accrued income tax expense not yet paid;
3 Working capital/other assets and liabilities includes payments for Acquisition and divestiture integration and transition costs, which is adjusted in Acquisition and other costs, and includes net deferred revenues
4 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
5 Maintenance capital expenditures, net is presented net of W.A. Parish Unit 8 insurance recoveries of ~$100 million related to property, plant and equipment received in 2025

Non-GAAP Financial Measures

NRG reports its financial results in accordance with the accounting principles generally accepted in the United States (GAAP) and supplements with certain non-GAAP financial measures. These measures are not recognized in accordance with GAAP and should not be viewed in isolation or as an alternative to GAAP measures of performance. In addition, other companies may calculate non-GAAP financial measures differently than NRG does, limiting their usefulness as a comparative measure.

NRG uses the following non-GAAP measures to provide additional insight into financial performance:

•Adjusted EBITDA: Defined as net income less interest, taxes, depreciation, and amortization, impact of asset retirement obligation expenses and contract amortization (consisting of amortization of power and fuel contracts and amortization of emission allowances), and as further adjusted for stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, restructuring costs, and other non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments or non-controlling interests. Adjusted EBITDA is intended to facilitate period-to-period comparisons and is widely used by investors for performance assessment.

•Adjusted Net Income: Defined as net income available to common shareholders excluding the impact of asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances, stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments and non-controlling interests.

•Adjusted Earnings per Share (EPS): Defined as Adjusted Net Income, divided by the average basic common shares outstanding. The Company believes that using average basic common shares outstanding offers a more accurate view of recurring per-share earnings, as it better reflects the impact of the fully hedged convertible note callable in mid-2025.

•Adjusted Cash Provided/(Used) by Operating Activities: Defined as cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, adjustment for change in collateral, and the impact of extraordinary, unusual or non-recurring items.

•Free Cash Flow before Growth Investments: Defined as Adjusted Cash provided/(used) by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, and adjustments to exclude cost of acquisition related to growth.

Management believes these non-GAAP financial measures are useful to investors and other users of NRG's financial statements in evaluating the Company’s operating performance and growth, as well as the impact of the Company’s capital allocation program. They provide an additional tool to compare business performance across periods and adjust for items that management does not consider indicative of NRG’s future operating performance. Management uses these non-GAAP financial measures to assist in comparing financial performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.